Exhibit D

AXIO FINANCIAL LLC

FINANCIAL STATEMENTS
AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(CONFIDENTIAL PURSUANT TO RULE 17a-5(e)(3))

DECEMBER 31, 2020

AXIO FINANCIAL LLC

CONTENTS

Page

Report of Independent Registered Public Accounting Firm	1

Financial Statements

Statement of Financial Condition at December 31, 2020	2

Statement of Operations for the Year Ended December 31, 2020	3

Statement of Changes in Member’s Equity for the Year Ended December 31, 2020	4

Statement of Cash Flows for the Year Ended December 31, 2020	5

Notes to Financial Statements	6-13

Supplementary Information

Schedule I – Computation of Net Capital Under Rule 15c3-1 of the U.S. Securities and Exchange Commission at December 31, 2020	14

Schedule II – Computation for Determination of Reserve Requirement and Information Relating to Possession or Control Requirement Under Rule 15c3-3 of the Securities and Exchange Commission	15

Report of Independent Registered Public Accounting Firm on the Exemption Report

Exemption Report	17

Independent Registered Public Accounting Firm Report on Applying Agreed- Upon Procedures on Schedule of Form SIPC-7 Assessment and Payments	18

AXIO Financial LLC SIPC-7 Schedule of Assessment and Payments For the Year ended December 31, 2020	19

The accompanying notes are an integral part of these financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Member
of AXIO Financial LLC

Opinion on the Financial Statements

We have audited the accompanying statement of financial condition of AXIO Financial LLC (the "Company") as of December 31, 2020, the related statements of operations, changes in member's equity, and cash flows for the year then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of AXIO Financial LLC as of December 31, 2020, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Other Matters

The supplemental information in Schedules I and II has been subjected to audit procedures performed in conjunction with the audit of the Company's financial statements. The supplemental information is the responsibility of the Company's management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with 17 C.F.R. §240.17a-5. In our opinion, the supplemental information in Schedules I and II is fairly stated, in all material respects, in relation to the financial statements as a whole.

GRASSI & CO., CPAs, P.C.

We have served as the Company's auditor since 2002.

New York, New York
February 26, 2021

488 MADISON AVENUE, 21ST FLOOR, NEW YORK, NY 10022 P: 212.661.6166 • F: 212.755.6748 • GRASSICPAS.COM NEW YORK | NEW JERSEY | MASSACHUSETTS | FLORIDA	AN INDEPENDENT FIRM ASSOCIATED WITH MOORE GLOBAL NETWORK LIMITED

AXIO FINANCIAL LLC

STATEMENT OF FINANCIAL CONDITION
December 31, 2020

ASSETS

ASSETS
Cash	$254,423
Fees receivable	1,261,955
Securities owned, at fair value	6,378,407
Due from clearing broker	282,025
Deposit at clearing broker	100,000
Property and equipment, net	464,619
Right of use asset	216,955
Prepaid expenses	106,800
Receivables from affiliates	14,639
Security deposits	44,968

TOTAL ASSETS	$9,124,791

LIABILITIES AND MEMBER'S EQUITY

LIABILITIES
Paycheck Protection Program loan	$1,179,400
Due to clearing broker	603,664
Due to Parent	21,000
Accounts payable	510,437
Accrued expenses	983,866
Lease liability	230,022

TOTAL LIABILITIES	3,528,389

MEMBERS EQUITY	5,596,402

TOTAL LIABILITIES AND MEMBERS EQUITY	$9,124,791

The accompanying notes are an integral part of these financial statements.

AXIO FINANCIAL LLC

STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020

REVENUES
Marketing fees	$14,211,412
Advisory fees	656,434
Commissions	6,428,321
Net gains from proprietary trading	2,174,222
Interest income	262,170
Other income	24,836

TOTAL REVENUES	$23,757,395

EXPENSES
Employee compensation and related benefits	$12,920,871
Professional fees	2,051,230
Technology, communication and data	1,568,178
Commission and referral fees	1,623,366
Rent	449,116
Clearing costs	421,038
Travel and entertainment	232,009
Office and related	376,961
Regulatory expenses	96,066
Depreciation and amortization	318,478
Interest expenses	139,725
Other expenses	263,842

TOTAL EXPENSES	20,460,880

Net Income Before Unincorporated Business Taxes	3,296,515

Unincorporated Business Tax Provision	53,000

Net Income	$3,243,515

The accompanying notes are an integral part of these financial statements.

AXIO FINANCIAL LLC

STATEMENT OF CHANGES IN MEMBER'S EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2020

MEMBER'S EQUITY, JANUARY 1, 2020	$3,631,887

Member's distributions	(1,279,000)
Net income	3,243,515

MEMBER'S EQUITY, DECEMBER 31, 2020	$5,596,402

The accompanying notes are an integral part of these financial statements.

AXIO FINANCIAL LLC

STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2020

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$3,243,515

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	318,478
Changes in operating assets and liabilities:
Fees receivable	(368,471)
Securities owned, net	218,622
Due from clearing broker	(70,116)
Right of use asset, net of lease liability	(6,034)
Prepaid expenses	118,687
Due to clearing broker	(2,813,546)
Due to affiliates	(14,639)
Securities deposits	(44,968)
Due to parent	(605,000)
Accounts payable	(66,661)
Accrued expenses	379,511

NET CASH PROVIDED BY OPERATING ACTIVITIES	289,378

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(27,339)

NET CASH USED IN INVESTING ACTIVITIES	(27,339)

CASH FLOWS FROM FINANCING ACTIVITIES:
Paycheck Protection Program loan	1,179,400
Member's withdrawals	(1,279,000)

NET CASH PROVIDED USED IN FINANCING ACTIVITIES	(99,600)

NET INCREASE IN CASH	162,439

CASH BEGINNING OF YEAR	91,984

CASH END OF YEAR	$254,423

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest payments	$139,725

The accompanying notes are an integral part of these financial statements.

AXIO FINANCIAL LLC

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 1 - Organization

AXIO Financial LLC (the "Company'' or "AXIO"), formerly known as Scura Paley Securities LLC, is a broker-dealer registered with the United States Securities and Exchange Commission ("SEC") and is a member of the Financial Industry Regulatory Authority ("FINRA"). AXIO was founded in December 2001 under the laws of the State of Delaware, and is wholly owned by AXIO Group LLC ("Parent"). AXIO primarily engages in the marketing of investment products to broker-dealers and registered investment advisors, and in proprietary and riskless trading of debt securities. AXIO also engages in investment banking and related financial advisory services on a limited basis. AXIO maintained a fully disclosed clearing agreement with RBC Capital Markets, LLC ("RBC") and does not maintain or hold customer accounts. The Company operates out of five offices, located in New York City, Toronto, Florida and California.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Revenue Recognition

The Company accounts for revenue under Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 606 and the description of the Company's revenue stream is as follows:

Marketing Fees

Revenues from marketing of structured products to other broker-dealers and registered investment advisors are earned based upon the trade-date when the performance obligation is satisfied.

Net Gains/Losses from Proprietary Trading

The Company buys and holds positions in fixed income securities for sale. The Company records realized and unrealized gains and losses on these instruments on a trade-date basis.

Advisor Fees

The Company provides financial advisory services. Revenues are recognized at a point in time when the related transaction is completed.

AXIO FINANCIAL LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 2 - Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

Commissions

The Company earns revenue by executing transactions for clients in fixed securities income on a riskless principal basis. Commission revenues are earned on a trade-date basis and are paid on settlement date. A receivable is recorded between the trade date and the settlement date.

Fair Value of Financial Instruments

FASB ASC 820, Fair Value Measurements and Disclosures, defines fair value as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity.

FASB ASC 820 specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon market data obtained from independent sources (observable inputs). In accordance with FASB ASC 820, the following summarizes the fair value hierarchy:

Level I Inputs - Unadjusted quoted market prices for identical assets and liabilities in an active market that the Company has the ability to access.

Level II Inputs - Inputs other than the quoted prices in active markets that are observable either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level III Inputs - Inputs based on prices or valuation techniques that are both unobservable and significant to the overall fair value measurement.

AXIO FINANCIAL LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 2 - Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments (continued)

As of December 31, 2020, other than securities owned, there were no other assets that were required to be reported at fair value. The carrying values of non-derivative financial instruments, including cash, due from clearing broker, due from employees and brokers, other assets and accounts payable and accrued expenses, approximate their fair values due to the short term nature of these financial instruments. There were no changes in methods or assumptions used during the year ended December 31, 2020.

The Company values financial instruments using the following: transactions that day in the securities being priced and a consideration of the overall market; if no transactions occur that day, transactions in similar securities; treasury curve, yield curve changes and pricing available from Bloomberg or other vendors as appropriate.

The following table shows the major categories of securities owned measured at fair value at December 31, 2020, grouped by the fair value hierarchy:

	Level I	Level II

Securities owned at fair value:	Quoted prices in active markets for identical assets	Significant other observable inputs	Balance as of 12/31/20
Corporate bonds	$-	$6,378,407	$6,378,407
	$-	$6,378,407	$6,378,407

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the lease term.

Furniture and fixtures	5 years
Computer equipment	3 to 7 years
Internally developed software	3 years
Leasehold improvements	Lease term

AXIO FINANCIAL LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 2 - Summary of Significant Accounting Policies (continued)

Income Taxes

The Company consolidates its taxable income with its Parent, which files a partnership return for federal, state and city purposes. As a result, no federal or New York State income taxes are provided as they are the responsibility of the individual members. The Company records its allocable share of New York City Unincorporated Business Tax.

The Company's Parent files income tax returns in the U.S. federal, state and local jurisdictions. With few exceptions, the Company's Parent is no longer subject to U.S. federal, state or local tax examinations by taxing authorities for years before 2017. The years 2017 to 2019 remain subject to examination by taxing authorities.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standard Update (ASU) 2016-02, "Leases (Topic 842)". This update is to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the statement of financial condition and disclosing key information about leasing arrangements for U.S. GAAP. The standard requires that a lessee recognize on the statement of financial condition a right of use asset and a lease liability relating to leases with terms of more than twelve months. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee will depend on its classification as a finance or operating lease. This ASU was adopted by the Company on January 1, 2019.

Note 3 - Concentrations

The Company maintains cash balances in one financial institution, which balances are insured by the Federal Deposit Insurance Corporation ("FDIC") for up to $250,000. From time to time, the Company's balances may exceed this limit.

During 2020, the Company provided services to three major customers constituting approximately 12%, 11% and 10% of total revenues, respectively.

AXIO FINANCIAL LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 4 - Paycheck Protection Program Loan

On April 17, 2020, the Company received loan proceeds in the amount of approximately $1,179,400 under the Paycheck Protection Program ("PPP"). The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act ("CARES Act"), provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after eight weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the eight-week period.

The unforgiven portion of the PPP loan is payable over two years at an interest rate of 1%, with a deferral of payments for the first six months. The Company used the proceeds for purposes consistent with the PPP. While the Company currently believes that its use of the loan proceeds meets the conditions for forgiveness of the loan, the Company's actions and information must be evaluated by the lender and SBA before forgiveness is formally granted, thus the Company cannot provide any objective assurance that it will obtain forgiveness in whole or in part.

Note 5 - Net Capital Requirements

The Company is subject to the SEC Uniform Net Capital Rule (Rule 15c3-1) which requires the maintenance of a minimum net capital, as defined, of the greater of $100,000 or one-fifteenth of aggregate indebtedness, as defined. At December 31, 2020, the Company had net capital of $4,440,437, which exceeded its requirement of $102,782 by $4,337,655. Additionally, the Company must maintain a ratio of aggregate indebtedness to net capital of 15:1 or less. At December 31, 2020, this ratio was 0.35 to 1.

The Company is exempt from the provisions of 17 C.F.R. §15c3-3(k) of the SEC since the Company's activities are limited to those set forth in the conditions for exemption pursuant to subsections k(2)(ii)of the Rule.

Note 6 - Due from/to Clearing Broker

The Company clears all of its proprietary and customer transactions trades through RBC on a fully-disclosed basis. For this service, RBC receives a percentage of the gross commission on each transaction. At December 31, 2020, the Company had $382,025 receivable from RBC. Securities owned by the Company of $6,378,407 in fixed income securities are held at RBC. The firm purchases structured products from initial and secondary offerings and sells them in the market. The Company margins securities through RBC, which are collateralized by the Company's securities owned.

AXIO FINANCIAL LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 6 - Due from/to Clearing Broker (continued)

As of December 31, 2020, the Company has $603,664 of margin borrowings with RBC. In the normal course of business, the Company indemnifies its clearing broker against specified potential losses in connection with it acting as an agent of, or providing services to, the Company. The maximum potential amount of future payments that the Company could be required to make under this indemnification cannot be estimated. However, the Company believes that it is unlikely it will have to make payments under these arrangements, and as such, has not recorded any contingent liability in the financial statements for this indemnification.

Note 7 - Right of Use Asset and Lease Liability

The Company occupies office space in New York City and Delray Beach, Florida. The current lease in New York City runs through February 2021, and the lease in Delray Beach, Florida runs through March 2023. Both leases were determined to be an operating type lease. The Company recorded rent expense for the year ended December 31, 2020 of $377,706 which is net of lease income from related parties. The Company does not have any other lease or finance lease arrangements.

In accordance with FASB ASU 2016-02, the Company classified the leases as operating leases and has no other short-term leases. The leases do not contain renewal options but can be extended month to month at the end of the lease. The Company has reviewed and based the right of use asset and lease liabilities, primarily, on the present value of unpaid future minimum lease payments. In accordance with the guidance, the Company has an increase on its balance sheet as of December 31, 2020 for the right of use asset of $216,955, offset by lease liabilities of $230,022. The cost for the operating lease was $467,813 for the twelve months ended December 31, 2020 and operating cash flow paid for lease liabilities during the same period was $442,680. The present value of the existing operating lease was determined by using the incremental collateralized borrowing rate at January 1, 2019 of 5.50%.

A reconciliation of operating lease liabilities by minimum lease payments and discount amount by year, as of December 31, 2020, is as follows:

Year Ending December 31,	Lease	Less Discount Amount	Total Lease Liability

2021	$142,629	$7,777	$134,852
2022	78,855	3,362	75,493
2023	19,858	181	19,677
	$241,342	$11,320	$230,022

AXIO FINANCIAL LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 8 - Property and Equipment

Property and equipment, net at December 31, 2020 are summarized as follows:

Furniture and fixtures	$92,242
Computer equipment	188,866
Internally developed software	713,171
Leasehold improvements	61,891
1,056,170
Less: Accumulated depreciation and amortization	591,551

$464,619

Depreciation and amortization expense amounted to $318,478 for the year ended December 31, 2020.

Note 9 - Internally Developed Software

During the second quarter of fiscal 2019, the Company began the implementation of a new software system. The Company recorded costs related to the software implementation pursuant to FASB ASC 350-40, Internal-Use Software ("FASB ASC 350-40"). FASB ASC 350-40 provides for the capitalization of certain internal payroll and payroll-related costs and other costs that are directly related to the development of certain systems for the internal use of the Company. All costs that are not capitalized under FASB ASC 350-40 are recorded as an operating expense as incurred.

As of December 31, 2020, approximately $713,171 of costs related to the software implementation project was capitalized. During the third quarter of fiscal 2019, the software was put into service and will be amortized over three years. For the year ended December 31, 2020, the Company's amortization expense was $356,586.

Note 10 - Related Party Transactions

One of the primary owners of the Parent has a financial interest in an entity that provides sales and administrative services to the Company. The Company reimburses this affiliated entity for the cost of these services on a monthly basis. For the year ended December 31, 2020, the Company incurred a total expense of $1,800,000 for these services, which is reflected in professional fees on the statement of operations. The Company also shares office space with another affiliated entity that reimburses the Company for its share of the office expenses. For the year ended December 31, 2020, the Company was reimbursed for rent, utilities and various other office expenses amounting to $151,000, which are reflected as reductions of rent and office and related expenses in the statement of operations.

AXIO FINANCIAL LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 11 - Due to Parent

The Company borrows money from its Parent to fund operations. The Company is not charged interest on the outstanding borrowings and the borrowings are not subject to a specified repayment date. At December 31, 2020, the amount due to parent was $21,000.

Note 12 - Navian Capital, LLC Asset Purchase

On April 22, 2019, the Parent entered into an asset purchase agreement with Navian Capital, LLC ("Navian") for $2,250,000 in exchange for certain assets of Navian. Simultaneous with the closing of the transaction, the Parent assigned to the Company the right to use and benefit from such assets.

The Parent and affiliates are responsible for 36 monthly installment contingent payments equal to 37.5% of monthly customer revenues derived from certain scheduled existing and prospective customers. For the year ended December 31, 2020, payments to Navian amounted to $1,282,146 in payments, which are included in commission and referral fees in the statement of operations.

Note 13 - Risk and Uncertainties - COVID-19

The pandemic caused by the spread of COVID-19 has impacted most countries, communities, and markets. The extent to which the COVID-19 pandemic may impact the Company's, financial condition, liquidity, results of operations, or prospects, will depend on numerous evolving factors that are out of the Company's control and that are not able to be predicted at this time.

Note 14 - Subsequent Events

On February 1, 2021 the Company declared a dividend for $600,000 to the Parent payable on February 15, 2021.

On September 14, 2020 the Company entered into an agreement to lease new office space in New York City starting on April 1, 2021 and running through March 30, 2026. The new office space will replace the current office space in New York City, the lease for which will expire on March 31, 2021.

Outside of the item mentioned in the previous paragraph the Company has evaluated all events or transactions that occurred after December 31, 2020 through February 26, 2021, which is the date that the financial statements were available to be issued. During this period, there were no other material subsequent events requiring disclosure.

AXIO FINANCIAL LLC

SUPPLEMENTARY INFORMATION
DECEMBER 31, 2020

SCHEDULE I - COMPUTATION OF NET CAPITAL
UNDER RULE 15c3-1 OF THE SECURITIES AND EXCHANGE COMMISSION

NET CAPITAL
Total Members' Equity	$5,596,402

ADDITIONS
Paycheck protection program loan	$1,179,400

DEDUCTIONS AND/OR CHARGES
Non-allowable assets	1,906,342
NET CAPITAL BEFORE HAIRCUTS AND UNDUE CONCENTRATION	4,869,460

Haircuts	429,023
NET CAPITAL	4,440,437

Less: Minimum net capital requirements at 6 2/3% of aggregate indebtedness or ($100,000)	102,782

EXCESS NET CAPITAL	$4,337,655

AGGREGATE INDEBTEDNESS	$1,541,730

RATIO OF AGGREGATE INDEBTEDNESS TO NET CAPITAL	0.35 to 1

There are no material differences between the computation of net capital presented above and the computation of net capital reported in the Company's corresponding unaudited Form X-17A-5
Part IIA filing as of December 31, 2020.

AXIO FINANCIAL LLC

489 Fifth Avenue, 15th Floor, New York, New York 10017
Phone 212.596.3380 fax 212.596.3390

Schedule II - Computation for Determination of
Reserve Requirements and Information Relating to
Possession or Control Requirements Under Rule
15C3-3 of the Securities and Exchange Commission

December 31, 2020

Computation for Determination of Reserve Requirements:

The Company operates under the exemptive provisions of paragraph (k)(2)(ii) of SEC Rule 15C3-3. All customers' transactions were cleared through another broker-dealer on a fully disclosed basis.

Information Relating to Possession or Control Requirements:

The Company has complied with the exemptive requirements of SEC Rule 15c3-3 and did not maintain possession or control of any customer funds or securities as of December 31, 2020.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Member
of AXIO Financial LLC

We have reviewed management's statements, included in the accompanying Exemption Report, in which (1) AXIO Financial LLC identified the following provision of 17 C.F.R. §15c3-3(k) under which AXIO Financial LLC claimed an exemption from 17 C.F.R. §240.15c3-3: (2)(ii) (exemption provision) and (2) AXIO Financial LLC stated that AXIO Financial LLC met the identified exemption provision throughout the most recent fiscal year without exception. AXIO Financial LLC's management is responsible for compliance with the exemption provision and its statements.

Our review was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included inquiries and other required procedures to obtain evidence about AXIO Financial LLC's compliance with the exemption provision. A review is substantially less in scope than an examination, the objective of which is the expression of an opinion on management's statements. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to management's statements referred to above for them to be fairly stated, in all material respects, based on the provisions set forth in paragraph (k)(2)(ii) of Rule 15c3-3 under the Securities Exchange Act of 1934.

GRASSI & CO., CPAs, P.C.

New York , New York
February 26, 2021

488 MADISON AVENUE, 21ST FLOOR, NEW YORK, NY 10022 P: 212.661.6166 • F: 212.755.6748 • GRASSICPAS.COM NEW YORK | NEW JERSEY | MASSACHUSETTS | FLORIDA	AN INDEPENDENT FIRM ASSOCIATED WITH MOORE GLOBAL NETWORK LIMITED

AXIO FINANCIAL LLC

489 Fifth Avenue, 15th Floor, New York, New York 10017
phone 212.596.3380 fax 212.596.3390

Schedule III -Exemption from filing Compliance Report
Required by SEC Rule 15c3-3

The Company is a registered broker-deal subject to rule 17a-5 promulgated by the Securities and Exchange Commission (17 C.F.R. 240. 17A-5, "Reports to be made by certain brokers and dealers"). This exemption Report was prepared as required by 17 C.F.R. 240.17a-5(d) (1) and (4). To the best of its knowledge and belief, the company asserts the following:

1.	The Company claimed an exemption from 17 C.F.R. 240, 15c3-3 under the provisions of 17 C.F.R. 240.15c3-3 (k) (2) (ii) through the year ended December 31, 2020.

2.	The Company met the identified exemption provisions in 17 C.F.R. 240. 15c3-3 (k) (2) (ii) throughout the year ended December 31, 2020 without exception.

The assertions are the responsibility of management. The Company acknowledges it is also management's responsibility for compliance with the identified exemption provisions through the year ended December 31, 2020.

The Company has made available to the accountants all records and other information relevant to the Company's assertions, including all communications from regulatory agencies, external auditors, others who perform an equivalent function, compliance functions and other auditors concerning possible exceptions to the exemption provisions, received through February 26, 2021.

There were no events, subsequent to the period addressed in the Company's assertions, any know events or other factors that might significantly affect the broker's or dealer's compliance with the identified exemption provisions.

AXIO Financial LLC

I, Marc Paley, affirm that, to my best knowledge and belief, this Exemption Report is true and correct.

/s/ Marc Paley	February 26, 2021
Signature	Date

Marc Paley, CEO
Print Name and Title

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON
APPLYING AGREED-UPON PROCEDURES

To the Managing Member
of AXIO Financial LLC

We have performed the procedures included in Rule 17a-5(e)(4) under the Securities Exchange Act of 1934 and in the Securities Investor Protection Corporation (SIPC) Series 600 Rules, which are enumerated below and were agreed to by AXIO Financial LLC (the "Company") and the SIPC, solely to assist you and the SIPC in evaluating the Company's compliance with the applicable instructions of the General Assessment Reconciliation (Form SIPC- 7) for the year ended December 31, 2020. The Company's management is responsible for its Form SIPC-7 and for its compliance with those requirements. This agreed-upon procedures engagement was conducted in accordance with standards established by the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. The sufficiency of these procedures is solely the responsibility of those parties specified in this report. Consequently, we make no representation regarding the sufficiency of the procedures described below either for the purpose for which this report has been requested or for any other purpose. The procedures we performed and our findings are as follows:

1)	Compared the listed assessment payments in Form SIPC-7 with respective cash disbursement records entries, noting no differences;

2)	Compared the Total Revenue amounts reported on the Annual Audited Report Form X-17A-5 Part Ill for the year ended December 31, 2020 with the Total Revenue amount reported in Form SIPC-7 for the year ended December 31, 2020, noting no differences;

3)	Compared any adjustments reported in Form SIPC-7 with supporting schedules and working papers, noting no differences;

4)	Recalculated the arithmetical accuracy of the calculations reflected in Form SIPC-7 and in the related schedules and working papers supporting the adjustments, noting no differences; and

5)	Compared the amount of any overpayment applied, if any, to the current assessment with the Form SIPC-7 on which it was originally computed, noting no differences.

We were not engaged to and did not conduct an examination or review, the objective of which would be the expression of an opinion or conclusion, respectively, on the Company's compliance with the applicable instructions of the Form SIPC-7 for the year ended December 31, 2020. Accordingly, we do not express such an opinion or conclusion. Had we performed additional procedures, other matters might have come to our attention that would have been reported to you.

This report is intended solely for the information and use of the Company and the SIPC and is not intended to be and should not be used by anyone other than these specified parties.

GRASSI & CO., CPAs, P.C.

New York, New York
February 26, 2021

488 MADISON AVENUE, 21ST FLOOR, NEW YORK, NY 10022 P: 212.661.6166 • F: 212.755.6748 • GRASSICPAS.COM NEW YORK | NEW JERSEY | MASSACHUSETTS | FLORIDA	AN INDEPENDENT FIRM ASSOCIATED WITH MOORE GLOBAL NETWORK LIMITED

AXIO FINANCIAL LLC
Schedule of Assessment and Payments
For the Year Ended December 31, 2020

Revenue:
SIPC Net Operating Revenues	$23,757,395

Less:
Clearing fees paid to other broker dealers	(2,023,185)
Net gain from securities in investment accounts	(2,174,222)
Interest expense	(139,725)

SIPC Net Operating Revenues	$19,420,263

SIPC general assessment at .0015	$29,130

Less: Payments October 2020	(15,513)

Assessment balance due - February 2021	$13,617